Exhibit 10.51

Trademark Licensing Agreement

This Trademark Licensing Agreement (hereinafter referred to as “this Agreement”) is made by and between the following parties on December 1, 2011 in Beijing.

Licensor: Beijing QIYI Century Science & Technology Co., Ltd.

Address: Room 1001, Floor 10, 2 Haidian East Third Street, Haidian District, Beijing

Licensee: Beijing Xinlian Xinde Advertising Media Co., Ltd.

Address: Room 2108, 9 North Fourth Ring Third Street, Haidian District, Beijing

Whereas,

1.	The Licensor is a wholly foreign-owned enterprise incorporated in Beijing, the People’s Republic of China (“China”). It owns the right to use the trademarks that are shown in Schedule I and is under registration application and has the right to license the use of such trademark to a third party;

2.	The Licensee is a limited liability company incorporated in Beijing, China; and

3.	The Licensor agrees to grant the Licensee the right to use the aforesaid trademarks in accordance with the terms and conditions of this Agreement, and the Licensee agrees to accept such license in accordance with the same terms and conditions.

NOW, THEREFORE, the Parties, through negotiation, mutually reach this Agreement as follows:

1.	Granting of License

1.1	Trademark licensing

Subject to the terms of this Agreement, the Licensor agrees to grant the Licensee the exclusive right and the Licensee agrees to accept such exclusive right granted by the Licensor to use all or any part of the trademarks as shown in Schedule I or to display any graphic, text, label, or mark of any part of the aforesaid trademarks (hereinafter collectively referred to as “Trademarks”). Without the consent of the Licensee, the Licensor shall not grant other third parties the right to use of the Trademarks.

1.2	Scope

1.2.1	The right to use of the Trademarks granted to the Licensee hereunder applies only to websites operated by the Licensee, namely, www.iqiyi.com (related connect domains include qiyi.com, qiyi.cn, qiyi.mobi, qiyi.tv, qiyi.asia, qiyi.tel, and qiyi.hk, movie.baidu.com, and v.baidu.com (hereinafter collectively referred to as “IQIYI”). The Licensee agrees not to directly or indirectly use the Trademarks or license others to use the Trademarks in any other way, unless otherwise specified herein.

1.2.2	The license granted to the Licensee under this Agreement is only effective in China. The Licensee agrees not to directly or indirectly use the Trademarks or license others to use the Trademarks in other regions.

2.	Terms of Payment

The Licensee agrees to pay the Licensor licensing fee. See Schedule II to this Agreement for calculation method of licensing fee and terms of payment.

3.	Reputation

The Licensee recognizes the value of reputation in relation to the Trademarks, acknowledges that the Trademarks and its related rights and the reputation in relation to the Trademarks belong to the Licensor. The Trademarks have the secondary meaning in public impression.

4.	Intellectual Properties and Non-disclosure Provisions

4.1	The Licensee, through due and reasonable efforts, shall ensure to keep confidential all or any part of the information of the Licensor that is marked “classified” or for which the Licensee is advised of its confidentiality (“Confidential Information”); when this Agreement is terminated, the Licensee shall return any document, data, or software that contain the Confidential Information to Licensor at its request or destroy such documents, data, or software by itself, delete any Confidential Information from any related memory devices, and cease to use the Confidential Information. Without the consent of the Licensor, the Licensee shall not disclose, give, or transfer such Confidential Information to any third party.

4.2	Both Parties agree that this Article 4 will survive regardless of whether this Agreement is amended, rescinded, or terminated.

5.	Representations and Warranties

5.1	The Licensor represents and warrants that:

5.1.1	The Licensor is a company that is duly incorporated and existing under laws of China in Beijing.

5.1.2	The Licensor executes and fulfills this Agreement within its corporate power and scope of business and has taken necessary corporate actions to duly grant the license and obtain the consents and approvals of third parties and government authorities; and it does not violate any binding or affecting legal or corporate restrictions.

5.1.3	This Agreement, upon execution, will constitute a legal, effective, and binding obligation that is enforceable against it according to the terms of this Agreement.

5.1.4	The Licensor owns the right to use of the Trademarks and has the right to license the Licensee to use the Trademarks.

5.2	The Licensee represents and warrants that:

5.2.1	The Licensee is a company that is duly incorporated and existing under the laws of China in Beijing.

5.2.2	The Licensee executes and fulfills this Agreement within its corporate power and scope of business and has taken necessary corporate actions to duly accept the license and obtain the consents and approvals of third parties and government authorities; and it does not violate any binding or affecting legal or corporate restrictions.

5.2.3	This Agreement, upon execution, will constitute a legal, effective, and binding obligation that is enforceable against it according to the terms of this Agreement.

6.	The Licensor’s Right to Use and Protection of Licensor’s Rights

6.1	The Licensee agrees that, during and after the term of this Agreement, it will not challenge the right to use or other rights that the Licensor is entitled to in respect of the Trademarks, challenge the effectiveness of this Agreement, or conduct any behavior that the Licensor will deem prejudicial to these rights and licensing.

6.2	The Licensee agrees to provide the Licensor necessary assistance to protect the rights owned by the Licensor in respect of the Trademarks. In case that any third party files claims in respect of the Trademarks, the Licensor, at its own discretion, may appear and defend against the claim in its own name, in the Licensee’s name, or in both Parties’ name. In case of any infringement of the Trademarks by any third party, the Licensee shall immediately notify the Licensor in writing of such infringement of the Trademarks to the extent of its knowledge. Only the Licensor has the right to decide whether it will take action against such infringement.

6.3	The Licensee agrees to use the Trademarks only in accordance with this Agreement and that it will not use the Trademarks in such a way that the Licensor may deem fraudulent, misleading, or otherwise prejudicial to the reputation of the Trademarks or the Licensor.

7.	Quality of IQIYI

The Licensee shall do its utmost to improve the quality of IQIYI, to protect and enhance the reputation represented by the Trademarks.

8.	Promotion Materials

8.1	Under any circumstance, where the Licensee expects to produce any publicity material containing the Trademarks, the Licensee shall be responsible for the costs and time for production of such publicity materials. The Licensor has sole and exclusive right to the ownership of the publicity materials that involve the Trademarks hereunder or its duplicates, including all intellectual properties, no matter whether such publicity materials are invented or used by the Licensor or the Licensee.

8.2	The Licensee agrees that, without written approval of the Licensor in advance, it will not publicize or broadcast the Trademarks hereunder on broadcast, TV, newspapers, magazines, internet (except the website specified in Clause 1.2.1), or other media.

9.	Competing Websites

If the Trademarks and the trademarks of the Licensor or the affiliates of its parent company are in conflict with the trademarks in current or future use, the Licensee has the right to terminate this Agreement by sending a written notice to the Licensee thirty (30) days in advance.

10.	Effectiveness and Term of this Agreement

10.1	This Agreement will be executed and become effective on the date first stated above. Unless this Agreement is terminated early, the term of this Agreement shall be five (5) years.

10.2	Unless the Licensor notifies in writing before expiration of non-renewal of this Agreement, this Agreement shall be automatically extended for one (1) year upon expiration (including expiration of any renewal).

11.	Termination

11.1	Upon the Licensor’s written notification of non-renewal of this Agreement, this Agreement will be terminated on the date of expiration or expiration of renewal.

11.2	Without prejudice to the rights or remedies that the Party terminating this Agreement is entitled to due to legal or other reasons, any Party may immediately terminate this Agreement by sending a notice to the other Party when the other Party materially breaches this Agreement, including but not limited to breach of the obligations under Clauses 6.1, 6.2, and 6.3 hereunder, and it fails to rectify such breach within thirty (30) days after the other Party receives the notification of occurrence and existence of the breach from the non-defaulting Party. The Licensor may terminate this Agreement by notifying the Licensee in writing at any time during the term of this Agreement. The termination notification will take effect thirty (30) days after service.

11.3	Clauses 3, 4, 6, and 16 will survive the termination of this Agreement.

12.	Effect of Termination or Expiration of this Agreement

When this Agreement terminates or expires, all rights granted to the Licensee shall be immediately returned to the Licensor. The Licensor may freely transfer the right to use of the Trademarks to other persons. The Licensee shall no longer use the Trademarks, either directly or indirectly.

13.	Force Majeure

13.1	“Force Majeure event” refers to any event that is beyond the reasonable control of any Party and is unavoidable despite reasonable care of the affected Party. It includes but is not limited to government actions, change in law, act of god, fire, explosion, geologic changes, storm, flood, earthquake, tides, lightning, or war. Credit, funds, or financing constraints shall not be deemed beyond the reasonable control of one Party. The Party that is affected by Force Majeure events and seeks exemption from liabilities under this Agreement or any provision of this Agreement shall notify the other Party of such exemption of liabilities as soon as possible.

13.2	When the performance of this Agreement is delayed or impeded by the Force Majeure events as defined above, the Party affected shall not assume any liability under this Agreement in respect of the part whose performance is delayed or impeded. The Party seeking exemption of liability, however, can be exempted from performance of the liability in respect of the part whose performance is delayed or impeded, provided that the Party affected makes reasonable and practical efforts to fulfill this Agreement. Once the causes to such exemption of liability is rectified or remedied, both Parties agree to resume performance of liabilities hereunder with their best efforts.

14.	Notice

Notices or other communications that are given by any Party under this Agreement shall be written in Chinese and shall be deemed served when they are sent to the address(es) of the related Party or both Parties by means of courier, registered air mail, prepaid air mail, or accepted express delivery service, or facsimile (the Party sending the notice by facsimile shall send the photocopy of the documents to be faxed afterwards for confirmation).

Licensor: Beijing QIYI Century Science & Technology Co., Ltd.

Recipient: Gong Yu

Tel:

Fax:

Licensee: Beijing Xinlian Xinde Advertising Media Co., Ltd.

Recipient: Geng Xiaohua

Tel:

Fax:

15.	Transfer and Sub-licensing

15.1	This Agreement and the rights and obligations that the Licensor grants to the Licensee under this Agreement shall not be transferred, pledged, or sub-licensed without the written consent of the Licensor.

15.2	The Licensee hereby agrees that, the Licensor may transfer its rights and obligations hereunder to other third parties when necessary, the Licensor needs to notify the Licensee in writing upon the occurrence of such transfer, and the Licensor does not need to obtain the consent of the Licensee in respect of such transfer.

16.	Dispute Resolution

Where any dispute arises between the Parties in respect of interpretation and fulfillment of the clauses hereunder, they shall resolve the dispute through consultation with good faith. If the Parties do not reach an agreement on settlement of dispute within thirty (30) days after one Party requires resolution of the dispute through consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission. The arbitration award shall be final and binding on both Parties.

17.	Governing Law

The performance, interpretation, and enforcement of this Agreement shall be governed by the laws of the People’s Republic of China.

18.	Amendment and Supplementation of this Agreement

Both Parties may amend and supplement this Agreement by a written agreement. Amendments and supplemental agreements in relation to this Agreement duly signed by both Parties shall constitute an integral part of this Agreement and shall have the same legal force as this Agreement.

19.	Severability of this Agreement

If any of the provisions of this Agreement becomes invalid or unenforceable because of inconsistency of related laws, this provision shall only be held invalid to the extent governed by related laws and shall not affect the validity of other provisions hereunder.

20.	Schedules to this Agreement

Any Schedule to this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective authorized representatives on the first date written above.

Licensor:	Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

By:	/s/ Gong Yu
Title:	Executive Director

Licensee:	Beijing Xinlian Xinde Advertising Media Co., Ltd.

[Company seal is affixed]

By:	/s/ Geng Xiaohua
Title:	Executive Director

Schedule I

List of Trademarks

Schedule II

Calculation Methods of Licensing Fee and Terms of Payment

Party A has the right to unilaterally decide the licensing fee and calculation method of such fee. Party A will otherwise notify Party B of the specific amount and calculation method of the licensing fee. The Parties may determine the terms of payment through consultation.